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[GRAPHIC OMITTED]                                                 CODE OF ETHICS
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                          ACADIAN ASSET MANAGEMENT LLC

                                 CODE OF ETHICS














Updated as of January 2014

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TABLE OF CONTENTS
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Introduction                                                                   5
General Principles                                                             6
Scope of the Code                                                              7
Persons Covered by the Code                                                    7
Reportable Investment Accounts                                                 7
How to report accounts                                                         8
Securities Covered by the Code                                                 8
Blackout Periods and Restrictions                                              9
Short-Term Trading                                                             9
Old Mutual and Affiliate Stock                                                10
Securities Transactions requiring Pre-clearance                               10
          Initial Public Offerings                                            10
          Limited of Private Offerings                                        10
Exceptions specific to Certain Accounts and Transaction Types                 11
Standards of Business Conduct                                                 12
Compliance with Laws and Regulations                                          12
Conflicts of Interest                                                         12
          Conflicts among Client Interests                                    12
          Competing with Client Trades                                        13
          Disclosure of Personal Interest                                     13
          Referrals/Brokerage                                                 13
          Vendors and Suppliers                                               13
Market Manipulation and Insider Trading                                       13
          Penalties                                                           13
          Material Non-public Information                                     14
Gifts and Entertainment                                                       15
          General Statement                                                   15
          Gifts                                                               15
                    Receipt                                                   15
                    Offer                                                     15
                    ERISA,Taft Hartley and Public Plan Clients and Prospects  15
          Cash                                                                15
          Entertainment                                                       15
                    ERISA, Taft Hartley and Public Plan Clients and Prospects 16
          Expense Reports for Gifts and Entertainment                         16
          Conferences                                                         16






Updated as of January 2014                                                     2

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          Quarterly Reporting                                                 16
Political Contributions and Compliance with the Pay-to-Play Rule
Requirements                                                                  16
Anti-bribery and Corruption Policy                                            18
Foreign Corrupt Practices Act                                                 18
Charitable Contributions                                                      18
Confidentiality                                                               18
Service on a Board of Directors                                               19
Partnerships                                                                  19
Other Outside Activities                                                      20
Marketing and Promotional Activities                                          20
Affiliated Broker-Dealers                                                     20
Compliance Procedures                                                         20
          Reporting of Access Person Investment Accounts                      20
          Duplicate Statements                                                21
          Personal Securities Transactions Pre-clearance                      21
          Pre-Approval of Political Contributions                             21
          Quarterly Reporting of Transactions                                 22
          Quarterly Reporting of Gifts and Entertainment                      22
          Quarterly Reporting of Political Contributions                      22
          Annual Reporting                                                    22
          Year-End Holding Reports                                            23
          New Hire Reporting                                                  23
Review and Enforcement                                                        23
Certification of Compliance                                                   24
          Initial Certification                                               24
          Acknowledgement of Amendments                                       24
          Annual Certification                                                24
Access Person Disclosure and Reporting                                        24
Responsibility to Know Rules                                                  26
Recordkeeping                                                                 26
Form ADV Disclosure                                                           27
Administration and Enforcement of the Code                                    27
Excessive or Inappropriate Trading                                            27
Training and Education                                                        27
          New Hires                                                           27





Updated as of January 2014                                                     3

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          Annual                                                              27
Executive and Compliance Committee Approvals                                  27
Report to Fund CCOs and Boards                                                27
Report to Senior Management                                                   27
Reporting Violations and Whistleblowing Protections                           28
Fraud Policy                                                                  28
Sanctions                                                                     28
Further Information about the Code and Supplements                            29
Persons Responsible for Enforcement and Training                              29
Reporting Forms                                                               29
Questions and Answers                                                         29







Updated as of January 2014                                                     4

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INTRODUCTION
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Acadian Asset Management LLC ("Acadian") is primarily a quantitative based equity investment manager following over 25,000 securities on a daily basis. With limited exceptions (1), daily buy and sell lists are generated automatically via an optimizer, and are not the result of individual stock selection or buy and sell decisions of any employee. There is no "recommended" list maintained. As a result, on any given day it is possible that our trade optimizer could recommend that any security in the universe of over 25,000 be traded on behalf of a client.

With limited exceptions, Acadian engages in "program" trading through the program trading desks of global securities brokers. No brokers or dealers affiliated with Acadian are utilized for trading.

Acadian's Code of Ethics (the "Code") attempts to recognize this approach to investment management by striking a balance in an effort to ensure that a client is not materially impacted by the actions of Acadian or an Acadian "Access Person" while continuing to permit such Access
Persons to engage in personal trading and activities that the firm deems permissible. Compliance with the Code is a condition of employment.

Acadian has adopted this Code pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") and rule amendments under Section 204 of the Advisers Act. The Code sets forth standards of conduct expected of Acadian's employees, and certain consultants, and contractors and addresses conflicts that may arise from personal trading.

The policies and procedures outlined in the Code are intended to promote compliance with fiduciary standards by Acadian and our Access Persons. As a fiduciary, Acadian has the responsibility to render professional, continuous and unbiased investment advice, owes our clients a duty of honesty, good faith and fair dealing, must act at all times in the best interests of our clients, and must avoid or disclose conflicts of interests.

This Code is designed to:

     o    Protect Acadian's clients by deterring misconduct;

     o    Guard against violations of the securities laws;

     o Educate Access Persons regarding Acadian's expectations and the laws governing their conduct;

     o Remind Access Persons that they are in a position of trust and must act with complete propriety at all times;

     o    Protect the reputation of Acadian; and

     o Establish policies and procedures for Access Persons to follow so that Acadian may determine whether Access Persons are complying with our ethical principles and regulatory requirements.

This Code is based upon the principle that the members of our Board of Managers, officers, and other Access Persons owe a fiduciary duty to, among others, our clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) materially serving their own personal interests ahead of clients; (ii) materially taking inappropriate advantage of their position with Acadian; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of Acadian's Chief Compliance Officer to report violations of the Code to Acadian's Executive

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(1)  Acadian's Frontier Markets strategy, Fixed Income strategies, Algorithmic strategies, and certain "concentrated" and long-short equity portfolios may follow a different methodology for stock or bond selection and trading.


Updated as of January 2014                                                     5

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Committee, and if deemed necessary, to our full Board of Managers, and the
Board of Directors of any U.S. registered investment company for which Acadian acts as adviser or sub-adviser.

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PART 1. GENERAL PRINCIPLES
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Our principles and philosophy regarding ethics stress Acadian's overarching fiduciary duty to our clients and the obligation of our Access Persons to uphold that fundamental duty. In recognition of the trust and confidence placed in Acadian by our clients and to give effect to the belief that Acadian's operations should be directed to benefit our clients, Acadian has adopted the following general principles to guide the actions of our Access
Persons:

     1. The interests of clients are paramount. All Access Persons must conduct themselves and their operations to give maximum effect to this belief by placing the interests of clients before their own.

     2. All personal transactions in securities by Access Persons must be accomplished so as not to conflict materially with the interests of any client.

     3. All Access Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person's independence or judgment.

     4. Personal, financial, and other potentially sensitive information concerning our clients, prospects, and other Access Persons will be kept strictly confidential. Access Persons will only access this information if it is required to complete their jobs and will only disclose such information to others if it is required to complete their jobs and to deliver the services for which the client has contracted.

     5. All Access Persons will conduct themselves honestly, with integrity and in a professional manner to preserve and protect Acadian's reputation.

     6. All Access Persons will comply with all laws and regulations applicable to our business activities.

The Securities and Exchange Commission (the "SEC") and federal law require that the Code not only be adopted but that it also is enforced with reasonable diligence. The Compliance Group will keep records of any violation of the Code and of the actions taken as a result of such violations. Failure to comply with the Code may result in disciplinary action, including monetary penalties and the potential for the termination of employment. In addition, non-compliance with the Code can have severe ramifications, including enforcement actions by regulatory authorities, criminal fines, civil injunctions and penalties, disgorgement of profits, and sanctions on your ability to remain employed in any capacity in the investment advisory business.

Updated as of January 2014                                                     6

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PART 2. SCOPE OF THE CODE
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A.   PERSONS COVERED BY THE CODE

Whether an individual is considered an "Access Person" or "Supervised Person" under the Code and thus subject to Code compliance is dependent upon various factors including: job responsibilities the individual has on behalf of the firm, type of access they have to certain internal portfolio construction, research, and trading databases, and whether they primarily work on-site. Ultimate determination as to whether any individual or action is subject to or exempt from the Code, or if a Code exception should be granted, is left to the Chief Compliance Officer.

An "Access Person(s)" may include employees, consultants, and contractors, whose job responsibilities require him or her to spend a significant amount of time working on-site or that give him or her access to Acadian's research and/or trading databases. Any individual that does not have access to Acadian's research and trading databases would typically not be considered an Access Person for purposes of the Code but would instead be considered a "Supervised Person".

Certain IMMEDIATE FAMILY MEMBERS (2), or other persons subject to the financial support of an Access Person, are subject to certain requirements imposed on an "Access Person" under the Code. For these individuals, an Access Person must report their covered investment accounts, pre-clear their personal securities transactions in covered securities, ensure their personal securities transactions comply with blackout and sixty-day trading restrictions, and provide duplicate copies of their account statements upon request.

Each Access Person should inform a Compliance Officer when their immediate family members change. Each Access Person is also required to ensure that any immediate family member as defined herein, or person subject to the Access Person's financial support, is complying with applicable Code requirement. Access Persons should educate these individuals on their requirements. Oversight is a must. Non-compliance with the Code by any of these individuals will have the same ramifications on the Access Person as if it were the employee who did not comply.

Members of Acadian's Board of Managers employed by Old Mutual, along with any other nonresident officer, director, manager or employee of Acadian, who is subject to another Code of Ethics that complies with Rule 204A-1 under the Advisers Act and whose Code has been reviewed and approved by Acadian's Chief Compliance Officer, or who does not have access to Acadian's internal research and trading information, shall be exempt from the Access Person requirements imposed by this Code.

B.   REPORTABLE INVESTMENT ACCOUNTS

Each Access Person must report any accounts in which he or she has a direct or indirect beneficial interest and in which a security is eligible for purchase or sale. Examples of reportable accounts typically include:

     o individual and joint accounts including accounts established through your employment with Acadian such as a 401K and/or deferred compensation account

     o accounts in the name of an IMMEDIATE FAMILY MEMBER as defined in the Code

     o accounts in the name of any individual subject to your financial support


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(2)  An IMMEDIATE FAMILY MEMBER is defined to include any relative by blood or marriage living in an Access Person's household who is subject to the Access Person's financial support or any other individual living in the household subject to the Access Person's financial support (spouse, minor children, a domestic partner etc.).

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     o    trust accounts

     o    estate accounts

     o    accounts where you have power of attorney or trading authority

     o other types of accounts in which you have a present or future interest in the income, principal or right to obtain title to securities.

EXCEPTION: 529 plans that are not managed or offered by an affiliate are not considered a reportable account under the Code. Further, any transactions within such plans do not require pre-clearance or reporting on a holdings report.

HOW TO REPORT ACCOUNTS:

1. New Hires should utilize the "New Hire" reports to report any existing covered accounts at the time of hire with Acadian.

2. Any reportable account established after an Access Person is associated with Acadian should be reported as part of a Pre-clearance Form or on the Quarterly Transaction report.

C.   SECURITIES COVERED BY THE CODE

For purposes of the Code and our reporting requirements, the term "covered security" will include the following:

     o    any stock or corporate bond;

     o    municipal, Government Sponsored Entities (GSE) and agency bonds;

     o    investment or futures contracts with the exception of currency;

     o    commodity futures;

     o    options or warrants to purchase or sell securities;

     o limited partnerships meeting the SEC's definition of a "security" (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes);

     o    ETFs and Depositary Receipts (e. g., ADRs, EDRs and GDRs);

     o UITs, foreign (offshore) mutual funds, and closed-end investment companies;

     o shares of open-end mutual funds that ARE advised or sub-advised by Acadian,

     o shares of open-end mutual funds advised or sub-advised by Acadian affiliates, including all companies under the Old Mutual umbrella (3); and

     o private investment funds (including Acadian managed commingled funds), hedge funds, and investment clubs.

Additional types of securities may be added at the discretion of the Compliance Group as new types of securities are offered and traded in the market and/or Acadian's business changes.

However, the following are excluded:

     o    direct obligations of the U.S. government;

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(3)  Old Mutual, Acadian's parent company, provides Acadian with a quarterly update of all affiliated funds. Upon receipt by Acadian, the Compliance Group posts the list to the Compliance section of the intranet. These funds do not require pre-clearance prior to purchase or sale but any purchases/holdings/sales must be reported on your quarterly transactions report and year-end holdings report. Please consult this list when preparing the report. Any fund on the list advised or sub-advised by Acadian remains subject to pre-clearance requirements unless the transaction is occurring in Acadian's 401K or deferred compensation plans. All affiliate advised or sub-advised funds, including those owned in your 401K and deferred compensation accounts, must be reported on your year-end holdings report.

Updated as of January 2014                                                     8

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     o    bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

     o shares issued by money market funds (domiciled inside or outside the United States); and

     o shares of open-end mutual funds that ARE NOT advised or sub-advised by Acadian or one of Acadian's affiliates, including all companies under the Old Mutual ownership umbrellas.

     o    529 plans that are not managed or offered by an affiliate.

D.   BLACKOUT PERIODS AND RESTRICTIONS.

Acadian's quantitative investment process has the potential of recommending for purchase or sale on any given day among all of our client portfolios any of the over 25,000 securities covered in our potential investment universe. As a result, adoption of a hard blackout period of any length of time would severely restrict the ability of any Access Person to engage in personal trading. Acadian has determined that we will permit our Access Persons to continue to engage in personal trading in individual securities provided the Access Person's trade does not have a material negative impact on the execution price received by the client and the firm is not trading in that (or a related) security that day. (4) Access Persons will be permitted to trade subject to the following conditions:

     (1) NO PERSONAL TRADES WILL BE PERMITTED IN ANY INDIVIDUAL SECURITY ON THE SAME DAY THAT ACADIAN TRADES THAT SECURITY OR A SIMILAR LINE OF THE SAME SECURITY ON BEHALF OF ANY CLIENT.

          For purposes of clarity, this applies to any individual stock, bond, ETF, Depositary Receipt, and to any individual security underlying any Depositary Receipt or a different class of the security being traded. For example, the purchase of an ADR would not be permitted if we were trading in the underlying security and vice versa. On a case-by-case basis, an exemption to this restriction may be granted by a compliance officer if it is determined no harm will occur to our clients.

     (2)  SHORT-TERM TRADING RESTRICTION.

     Access Persons are reminded that they are specifically prohibited from engaging in any form of market timing or short-term trading in mutual funds advised or sub- advised by Acadian or in any other covered security.

     Acadian has adopted a sixty (60) day hold requirement in an effort to avoid conflicts of interests and to ensure that the interests of our clients are placed first. This requirement is intended to deter front running, market manipulation and the potential misuse of Acadian internal resources.

     Acadian's Compliance Group may allow exceptions to this short-term trading restriction on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present AND the equity of the situation strongly supports an exemption.

     Unless an exception is granted by the Compliance Group, no Access Person may execute opposing trades (buy/sell, sell/buy) in a covered security within sixty (60) calendar days. Trades made in violation of this prohibition are subject to being unwound. Otherwise, any profit realized on such short-term trades shall be subject

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(4)  Whether an Access Person's trade had a material negative impact on a client trade and any appropriate responsive actions will be reviewed and determined by the Compliance Group on a case-by-case basis taking into account all facts and circumstances.

Updated as of January 2014                                                     9

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     to disgorgement to a charity or to a client if appropriate at the discretion of the Compliance Group.

     An Access Person wishing to execute a short-term trade must request an exception when completing the Pre-Clearance Form.

E.   OLD MUTUAL STOCK OR OTHER AFFILIATE STOCK

     Access Persons are not permitted to invest in Old Mutual or Old Mutual affiliate stock. Acadian is also restricted from purchasing or recommending the purchase or sale of such stock on behalf of our clients.

     Old Mutual is responsible for providing Acadian with an updated list of publicly traded affiliated companies. Any updates will be available through the Compliance Group.

F.   SECURITIES TRANSACTIONS REQUIRING PRE-CLEARANCE

With limited exceptions noted in section G below, discretionary transactions executed by an Access Person in the following covered securities must be "pre-cleared" with the Compliance Group in accordance with the procedures outlined herein prior to execution:

     o    any stock or corporate bond;

     o    investment or futures contracts with the exception of currency;

     o    options or warrants to purchase or sell securities;

     o limited partnerships meeting the SEC's definition of a "security" (including limited liability and other companies that are treated as partnerships for U. S. federal income tax purposes);

     o    ETFs and Depositary Receipts (e. g. ADRs, EDRs and GDRs);

     o    UITs, foreign mutual funds, and closed-end investment companies;

     o shares of open-end mutual funds that ARE advised or sub-advised by Acadian (unless in the Acadian 401K or deferred compensation plan),

     o private investment funds (including Acadian managed commingled funds), hedge funds, and investment clubs.

Additional types of securities may be added to the pre-clearance requirements at the discretion of the Compliance Group as new types of securities are offered and traded in the market and/or Acadian's business changes.

INITIAL PUBLIC OFFERINGS Acadian as a firm typically does not participate in initial public offerings (IPO). Access Persons must pre-clear for their personal accounts purchases of any securities in an IPO. Acadian will maintain a written record of any decision, and the reasons supporting the decision, to approve the personal acquisition of an IPO for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval, Acadian will evaluate such investment to determine that the investment creates no material conflict between the Access Person and Acadian. Acadian may consider approving the transaction if it can determine that: (i) the investment did not result from directing the Firm's brokerage business to the underwriter of the issuer of the security, (ii) the Access Person is not misappropriating an opportunity that should have been offered to eligible clients, and (iii) the Access Person's investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients.

LIMITED OR PRIVATE OFFERINGS Access Persons must pre-clear for their personal accounts purchases or sales of any securities in limited or private offerings (commonly referred to as private placements). Acadian will maintain a record of any decision, and the reasons supporting the decision to approve the personal acquisition of a private placement for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval,

Updated as of January 2014                                                    10

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Acadian will evaluate such investment to determine that the investment creates no material conflict between the Access Person and Acadian. Acadian may consider approving the transaction if it can determine that: (i) the investment did not result from directing the Firm's brokerage business to the underwriter of the issuer of the security, (ii) the Access Person is not misappropriating an opportunity that should have been offered to eligible clients, and (iii) the Access Person's investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients. Access Persons are permitted to invest in private offerings offered and/or managed by Acadian provided they meet the investment qualifications of the particular investment.

Investment accounts established through your employment with Acadian, including your 401K account and any deferred compensation account, are reportable accounts but are exempt from the requirements to pre-clear trades. Notwithstanding, if any of the holdings in these accounts are in "affiliated" funds you must report any transaction on your quarter-end transaction report and holdings on your year-end holdings report. For example, this would include the required reporting of any affiliate-managed fund in the deferred compensation plan as well as in the 401K plan.

EXCEPTIONS SPECIFIC TO CERTAIN ACCOUNT AND TRANSACTION TYPES:

     1. Transactions occurring within investment accounts in which the Access Person has no direct or indirect influence or control over the transactions do not require preclearance, are not subject to blackout or holding period restrictions, and do not require reporting on holding reports provided the following conditions are met:

          o The account is disclosed to a compliance officer before trading commences and the compliance officer is provided with necessary documentation to confirm that the Access Person will not have direct or indirect influence over transactions in the account; and

          o The Access Person and/or the investment manager for the account provides written confirmation periodically at the request of a compliance officer that the Access Person did not have any direct or indirect influence on any of the transactions executed in the account.

          Examples of such accounts include accounts where the Access Person has granted to a broker, dealer, trust officer or other third party non-Access Person full discretion to execute transactions on behalf of the Access Person without consultation or Access Person input or direction (an example would be Managed Accounts and the party directing the transaction has utilized such discretion).

     2. Transactions occurring within a reported investment account that are part of an automatic dividend reinvestment plan or a pre-established dollar cost averaging type contribution plan do not require preclearance, are not subject to blackout or holding period restrictions, and do not require reporting on holding reports.

     3. The following transactions in covered securities within a reported investment account are exempt from the Code's pre-clearance, blackout and short-term trading requirements but must be disclosed on holding reports:

          a. purchases or sales that are involuntary on the part of the Access Person

          b. purchases or sales within Acadian's 401k or deferred compensation plans

Updated as of January 2014                                                    11

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          c.   purchases or sales effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of our securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

          d. purchases or sales of currencies and interest rate instruments or futures or options on them

          e.   purchases or sales of municipal, Government Sponsored Entities
               (GSE) and agency bond

          f.   purchases or sales of commodity futures

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PART 3. STANDARDS OF BUSINESS CONDUCT
--------------------------------------------------------------------------------

The Code sets forth standards of business conduct that we require of our Access Persons. Access Persons should maintain the highest ethical standards in carrying out Acadian's business activities. Acadian's reputation is one of our most important assets. Maintaining the trust and confidence of clients is a vital responsibility. This section sets forth Acadian's business conduct standards.

A.   COMPLIANCE WITH LAWS AND REGULATIONS

Each Access Person must comply with all laws and regulations applicable to our business, including all securities laws, and all firm policies and procedures including, but not limited to, those found in the Code, of Ethics, Compliance Manual and Human Resources Manual. Access Persons are not permitted to:

          a. engage in any act, practice, or course of conduct that operates or would operate as a fraud, deceit, or manipulative practice upon any person;

          b. make false or misleading statements, spread rumors, or fail to disclose material facts;

          c. engage in any manipulative practice with respect to securities, including price or market manipulation; or

          d. utilize or transmit to others "inside" information as more fully described on the next page.

B.   CONFLICTS OF INTEREST

 As a fiduciary, Acadian has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of our clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest, including those between personal and Acadian related activities, and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Client specific conflicts are reviewed and addressed directly with the individual client. We conduct an ongoing review for actual and potential conflicts that may be systemic to Acadian and our processes. We disclose these conflicts as part of our Compliance Manual, which is typically updated annually, as well as in Form ADV, Part 2A, which is updated and delivered annually to each client. Examples of certain conflicts related to the Code include:

     1. CONFLICTS AMONG CLIENT INTERESTS. Conflicts of interest may arise where Acadian or our Access Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Access Persons have made material


Updated as of January 2014                                                    12
          personal investments, or accounts of close friends or relatives of Access Persons, etc.). Access Persons are prohibited from engaging in inappropriate favoritism of one client over another client.

     2.   COMPETING WITH CLIENT TRADES. As referenced in the section on
          Personal Transactions, an Access Person is prohibited from engaging in any securities transactions on the day Acadian trades in the security on behalf of a client and any other transaction that would result in a material negative impact to a client.

     3. DISCLOSURE OF PERSONAL INTEREST. Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having first disclosed to the Compliance Group any material beneficial ownership, business or personal relationship, or other material interest in the issuer. A member of the Compliance Group will analyze the conflict and determine the appropriate course of action including potential recusal of the Access Person from the decision of the placement of the security at issue on a no-buy list.

     4. REFERRALS/BROKERAGE. Access Persons are required to act in the best interests of our clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, Access Persons will strictly adhere to Acadian's policies and procedures regarding brokerage allocation, best execution, soft dollars and other related policies. Access Persons should refrain from undertaking personal investment transactions with the same individual employee at a broker-dealer firm with whom Acadian conducts business for our clients.

     5. VENDORS AND SUPPLIERS. Each Access Person is required to disclose any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of Acadian. Access Persons with such interests are prohibited from negotiating or making decisions regarding Acadian's business with those companies.


C.   MARKET MANIPULATION AND INSIDER TRADING

Access Persons are prohibited from making any statements or taking any action intended to manipulate the price of a security or the market for a security. Manipulative conduct includes the creation or spreading of false rumors or other information intended to influence the price of a security. Access Persons are advised to ensure any statement that they may make in a public forum is true, accurate, and not misleading. This includes any statements that you may make independent of your employment with Acadian or beyond your authority as an Acadian employee, including via any personal blogs, websites or chat rooms. (Please note that Acadian policies prohibit all employees from conducting Acadian related investment business via personal email or through social media (Facebook, LinkedIn, etc.) sites).

Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material non-public information and from communicating material non-public information to others in violation of the law.

     1. PENALTIES. Trading securities while in possession of material non-public information or improperly communicating that information to others may expose you to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profit gained or losses avoided through violative trading, impose a penalty of up to three times the illicit windfall and can permanently bar you from the securities industry. You may also be sued by those seeking to recover damages for insider trading violations. Regardless of whether a government inquiry occurs, Acadian


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          views seriously any violation of our insider trading policies, and such violations constitute grounds for disciplinary sanctions, including immediate dismissal.

2.   MATERIAL NON-PUBLIC INFORMATION.

          Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information the disclosure of which will have a substantial effect on the price of a company's securities. You should direct any questions about whether information is material to the Compliance Group.

          Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, pre- publication of information regarding reports in the financial press also may be deemed material.

          Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, THE WALL STREET JOURNAL, other publications of general circulation, media broadcasts, over public internet websites, or data providers.

          Access Persons shall not disclose any non-public information (whether or not it is material) relating to Acadian's stock forecasts and client holdings to any person outside Acadian (unless such disclosure has been authorized by Acadian). Material non-public information may not be communicated to anyone, including persons within Acadian, with the exception of the Chief Compliance Officer or his designee, unless this is required for the performance of job responsibilities. Such information should be secured. For example, access to files containing material non-public information and computer files containing it should be restricted to Acadian employees, and conversations containing such information, if appropriate at all, should be conducted in private to avoid potential interception.

     3. Before executing any trade for yourself or others, including clients, an Access Person must determine whether he or she has access to material non-public information. If you think that you might have access to material non-public information, you should take the following steps:

          a. report the information and proposed trade immediately to the Chief Compliance Officer.

          b. do not purchase or sell the securities on behalf of yourself or others, including clients.

          c. do not communicate the information inside or outside Acadian, other than to the Chief Compliance Officer or his designee.


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

               After the Chief Compliance Officer has reviewed the issue, Acadian will determine whether the information is material and non-public and, if so, what action Acadian should take, if any.

D.   GIFTS AND ENTERTAINMENT

1.   GENERAL STATEMENT

     A conflict of interest occurs when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to Acadian and our clients. Access Persons may not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision- making or make them feel beholden to a person or firm. Access Persons are expressly prohibited from letting gifts, gratuities or entertainment influence their selection of any broker, dealer or vendor for Acadian business. Similarly, Access Persons may not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Acadian or the Access Person.

2.   GIFTS

     a. RECEIPT - No Access Person may receive gifts totaling more than de minimis value ($100 per calendar year) from any PERSON OR ENTITY that does business with or on behalf of Acadian. For example, regardless of the number of employees at XYZ broker who provide a gift, the aggregate value of the gifts that can be accepted by an employee from all individuals associated with XYZ broker is $100.

     Access Persons are expressly prohibited from soliciting any gift.

     b. OFFER -- No Access Person may give or offer any gift of more than de minimis value ($100 per year) to existing clients or prospective clients. Access Persons may not give gifts if the intent is to retain or gain business. In certain countries in which we may conduct business, the offer of a gift may be a cultural norm. In such cases, it may be permissible to exceed the de minimis value provided the gift is reasonable in value and has been approved by a Senior Manager.

          GIFTS TO ERISA, TAFT-HARTLEY, AND PUBLIC PLAN CLIENTS AND PROSPECTS

          Regulations relating to the investment management of ERISA, state or municipal pension funds, and Taft-Hartley clients often severely restrict or prohibit the offer of gifts of any value to their representatives. As a best practice, it is advisable to consult with such individuals prior to providing any type of gift of any value as many require detailed reporting be provided of such activity by Acadian as provider and by the recipient.

     3. CASH - No Access Person may give or accept cash gifts or cash equivalents to or from a client or prospective client or any other entity that conducts investment related business with or on behalf of Acadian.

     4. ENTERTAINMENT - No Access Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do investment related business with or on behalf of Acadian. Access Persons may provide or accept an occasional business entertainment event, at a venue where business is typically discussed, such as dinner or a sporting event, of reasonable value, provided that the person or a representative of the entity providing the entertainment is present.


Updated as of January 2014                                                    15

          If the anticipated value of the entertainment to be provided or to be received is expected to exceed $250, pre-approval from the employee's supervisor is required prior to providing or accepting the entertainment.

          Access Persons are expressly prohibited from soliciting any entertainment.

          ENTERTAINMENT TO ERISA, TAFT-HARTLEY AND PUBLIC PLAN CLIENTS AND PROSPECTS

          Regulations relating to the investment management of ERISA, state or municipal pension funds, and Taft-Hartley clients often severely restrict or prohibit the offer of entertainment of any value (Including coffee, meals, drinks etc.) to their representatives. As a best practice, it is advisable to consult with such individuals prior to providing any type of entertainment of any value as many require detailed reporting be provided of such activity by Acadian as provider and by the recipient.

     5.   DETAILED EXPENSE REPORTS REQUIRED FOR GIFTS AND ENTERTAINMENT

          For all gifts and entertainment purchased for or provided to a client or prospect, make certain that the expense report submitted for reimbursement clearly discloses what was provided, the names of each individual recipient, and the organization that each recipient represented. Appropriate supporting receipts must be provided. Certain ERISA, public plan clients, and Taft-Hartley plan clients require that we provide detailed gift and entertainment reports related to their representatives.

     6. CONFERENCES -- Employee attendance at all third-party sponsored industry conferences must be pre-approved by the employee's supervisor. If any part of the conference will be paid for by the host or a third party, this should be disclosed prior to attendance to the Compliance Group. The Compliance Group will review, among other factors, the purpose of the conference, the conference agenda, and the proposed costs that will be paid or reimbursed by the third party. With the exception of the need to obtain prior supervisor approval, the above guidance does not apply to Old Mutual sponsored and hosted conferences.

          It is against Acadian policy to sponsor or pay to attend any conference where our payment is a primary consideration of whether we will be awarded business from any client or prospective client who may be in attendance.

     7. QUARTERLY REPORTING -- Acadian will require all Access Persons to report any gifts or entertainment provided and received on a quarterly basis.

E.   POLITICAL CONTRIBUTIONS AND COMPLIANCE WITH THE PAY-TO-PLAY RULE
     REQUIREMENTS

Acadian as a firm is prohibited from making political contributions. Political contributions requested by a client or prospect will be prohibited as these may be deemed as an attempt to retain or win business.

On June 30, 2010, the SEC voted unanimously to adopt Rule 206(4)-5 (the "Rule") under the Advisers Act. The Rule seeks to curtail "pay to play" practices by investment advisers that provide advisory services to a state or local government entity or to an investment pool in which a state or local governmental entity invests. The Rule became effective on September 13, 2010, and compliance was generally required by March 14, 2011.

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There are three key elements of the Rule:

     (i) a two-year "time-out" from receiving compensation for providing advisory services to certain government entities after certain political contributions are made,

    (ii)  a prohibition on soliciting contributions and payments, and

   (iii) a prohibition from paying third parties for soliciting government clients.

For purposes of the Code and the Rule, an "OFFICIAL" is any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office: (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

A "GOVERNMENT ENTITY" includes all state and local governments, their agents, and instrumentalities, as well as all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans. These entities are typically pension plans that are separate legal entities from state and local governments, but have elected officials as board members.

To ensure Acadian complies with the Rule, all Acadian Access Persons will be required to adhere to the following procedures:

     1. Submit a written pre-approval form to the Compliance Group and receive compliance approval prior to making any political contribution to an "official" (includes incumbents, candidates, and committees as defined above) of a "government entity", regardless of contribution amount.

     2. Submit quarter--end and year-end reports of all political contributions made to any official of a government entity.

     3. A prohibition from directly or indirectly soliciting political contributions on behalf of any official of a government entity if such individual can directly or indirectly influence the investment advisory business or from soliciting payments to a political party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services to a government entity. Pursuant to this provision, Access Persons are prohibited from:

          o indirectly making political contributions to politicians through, for example, spouses, lawyers or affiliated companies;

          o "bundling" a large number of small employee contributions to influence an election in the state or locality in which the Investment Adviser is seeking business;

          o    soliciting contributions from professional service providers;

          o consenting to the use of Acadian's name on fundraising literature for a candidate; and

          o sponsoring a meeting or conference which features an official as an attendee or guest speaker and which involves fundraising for the official (and, in this case, expenses incurred by the Access Person for hosting the event (such as the cost of the facility or refreshments, or reimbursement of any of the official's expenses for the event) would be a contribution by the Investment Adviser, thereby triggering the two-year "time - out" provisions of the
               Rule).

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

     4. A prohibition on paying any non-regulated third party for soliciting advisory business from U.S. based government clients on our behalf.

Failure of each Access Person to adhere to the requirements of the Rule could result in Acadian being prohibited from receiving compensation from a government entity for a period of two-years from the date of the contribution.

ANTI-BRIBERY AND CORRUPTION POLICY AND RISKS RELATED TO EMPLOYEE ACTS INCLUDING POLITICAL CONTRIBUTIONS AND GIFTS/ENTERTAINMENT

The U.S. Foreign Corrupt Practices Act (the "FCPA") prohibits corrupt payments to foreign officials for the purpose of obtaining or keeping business. The person making or authorizing the payment must have a corrupt intent, and the payment must be intended to induce the recipient to misuse his official position to direct business wrongfully to the payer or to any other person. You should note that the FCPA does not require that a corrupt act succeed in its purpose. The offer or promise of a corrupt payment can constitute a violation of the statute. The FCPA prohibits any corrupt payment intended to influence any act or decision of a foreign official in his or her official capacity, to induce the official to do or omit to do any act in violation of his or her lawful duty, to obtain any improper advantage, or to induce a foreign official to use his or her influence improperly to affect or influence any act or decision. The FCPA prohibits paying, offering, promising to pay (or authorizing to pay or offer) money or anything of value. The prohibition extends only to corrupt payments to a foreign official, a foreign political party or party official, or any candidate for foreign political office. A "foreign official" means any officer or employee of a foreign government, a public international organization, or any department or agency thereof, or any person acting in an official capacity.

Obligations imposed on Acadian employees go further than compliance with the FCPA. Bribery or corruption in any manner will not be tolerated and any such action by an employee or the firm is strictly prohibited. All Acadian employees are expected to act legally, ethically, and with integrity at all times to safeguard our employees, resources, assets and reputation. All employees must closely adhere to the gift and entertainment and the political contributions policies and procedures described herein. Any suspicions of bribery or corruption should be reported in accordance with the Whistleblowing policy set out in this Code. Acadian and all Acadian employees are expected to cooperate fully with any law enforcement or regulatory inquiry into any bribery or corruption allegation.

F.   CHARITABLE CONTRIBUTIONS

Although Acadian encourages our Access Persons to be charitable, no donations should be made or should appear to have been made for the purpose of obtaining or retaining client business. No donations should be made in the name of any client if such a donation would result in a violation of the client's ethical requirements. This is typically the case with state and municipal clients.

Any request from a client or prospect for a charitable donation should be brought to the attention of a Compliance Officer. Any charitable donation made in response to a client or prospect request should be nominal as not to appear to have been made to obtain or retain the business and should be done in accordance with Acadian's charitable giving policies.

G. CONFIDENTIALITY. Access Persons have the highest fiduciary obligation to protect and keep confidential at all times sensitive non-public information related to our clients, prospects, Access Persons, and the firm. This information may include, but is not limited to, the following:

Updated as of January 2014                                                    18

     a. any prospect or client's identity (unless the client consents), any information regarding a client's financial circumstances, business practices, or advice furnished to a client by Acadian;

     b. information on specific client accounts, including recent or impending securities transactions by clients and activities of the portfolio managers for client accounts;

     c. specific information on Acadian's investments for clients (including former clients) and prospective clients and account transactions and holdings;

     d. information on other Access Persons, including their social security numbers, financial account information and account numbers, compensation, benefits, position level and performance rating; and

     e. information on Acadian's business activities, including new services, products, research, technologies, investment process, and business initiatives, unless disclosure has been authorized by Acadian.

Access Persons should not access information on any client, prospect, or employee that is not required to perform their specific job functions. Access Persons should not discuss or release any non-public information that they may be authorized to access and view to any internal party or external party unless that party has a compelling business need to receive the information.

Access Persons should be sensitive to the problem of inadvertent or accidental disclosure, through careless conversation in a public place or the failure to safeguard papers and documents. Documents and papers should be kept in appropriately marked file folders and locked in file cabinets when appropriate. Any confidential information that must be transmitted over email or via the internet should also be protected.

H.   SERVICE ON A BOARD OF DIRECTORS

Prior to accepting a position as an officer, director, trustee, partner, or Controlling person in any other company or business venture not related to Acadian, or as a member of an investment organization (e.g., an investment club), Access Persons must disclose the position to the Compliance Group using the Directorship Reporting form.

While the disclosure of Board membership or service on a charitable/non-profit organization is generally not required, disclosure and pre-approval would be required if your service involved participation on the finance, treasury, or investment committees or their functional roles or equivalents. Acadian may place specific restrictions on such service.

Each Board position should also be disclosed to the Compliance Group at least annually. Notice of such positions may be given to a compliance officer of any Fund advised or sub-advised by the Company.

As a firm policy, Acadian will restrict from our potential investment universe, and will not invest in or recommend client investment in, any publicly traded company for which an Acadian employee serves as a Board member.

I.   PARTNERSHIPS

Any non-Acadian related non-investment partnership or similar arrangement, either participated in or formulated by an Access Person, should be disclosed to the Compliance Group prior to formation, or if already in existence at the time of employment, using the Partnership Reporting form. Any such partnership interest should also be disclosed to the Compliance Group at least

Updated as of January 2014                                                    19
annually. Investment partnerships such as participating as a passive "partner" in a hedge fund would require pre-clearance and reporting on holdings reports.

J.   OTHER OUTSIDE ACTIVITIES

Access Persons may not engage in outside business interests or employment that could in any way materially conflict with the proper performance of their duties as Access Persons of Acadian. All Access Persons should inform their Department Supervisor and Human Resources prior to accepting any employment outside of Acadian if it had the potential of impacting or conflicting with their responsibilities to Acadian. Supervisors will involve the Compliance Group as needed.

K.   MARKETING AND PROMOTIONAL ACTIVITIES

Acadian has instituted policies and procedures relating to our creation and distribution of marketing, performance, advertising, and promotional materials to ensure compliance with relevant securities laws and GIPs. All oral and written statements made by Access Persons to the public, regardless of format
or audience,   must be professional, accurate, balanced and not misleading in any way.

L.   AFFILIATED BROKER-DEALERS

Acadian has affiliated broker-dealers through the common ownership of our parent company and as a result of certain employees holding securities licenses. Acadian will not utilize the services of any of these firms to trade for the accounts of any firm client. Acadian will also abide by any restrictions imposed by a client regarding the use of any specific broker-dealer including those that may be an affiliate of a client.

--------------------------------------------------------------------------------
PART 4. COMPLIANCE PROCEDURES
--------------------------------------------------------------------------------

Access Persons are expected to respond truthfully and accurately to all requests for information. With general exceptions as outlined below, any reports, statements or confirmations described herein and submitted or created under this Code will be treated as confidential to the extent possible.

Access Persons should be aware that copies of such reports, statements or confirmations, or summaries of each, may be provided to their supervisors, to senior management, to Old Mutual's compliance, internal audit, legal or risk management teams, to compliance personnel and the Board of Directors of any registered investment company client, to outside counsel, and/or to regulatory authorities upon appropriate request. To the extent possible, efforts will be made to preserve the confidentiality of any personal information contained on any such report prior to providing is to the requesting party.

A.   REPORTING OF ACCESS PERSON INVESTMENT ACCOUNTS

All Access Persons are required to notify the Compliance Group in writing of any investment account in which he or she has direct or indirect beneficial interest in which a security can be purchased. Notification can be made as follows:

     1 New Hires should utilize "New Hire" reporting forms to report any existing investment accounts at the time of hire with Acadian.

     2. Any investment account established after an Access Person is associated with Acadian should be reported as part of a Pre-clearance Form or on the Quarterly Transaction report.


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B.   DUPLICATE STATEMENTS

Acadian's Compliance Group, in its discretion, will determine if the receipt of duplicate investment account statements for any Access Person's investment account will further enhance the Compliance Group's ability to oversee and enforce the Code.

The purpose of receiving "duplicates" is to independently confirm Code compliance, especially as it relates to compliance with pre-clearance of trades, the blackout period, and reporting.

Duplicate investment account statements will typically be requested directly from the broker or adviser for any Access Person investment accounts where the Access Person exercises investment discretion over the account and has the ability to trade in covered securities including individual stocks, Acadian or affiliated managed funds, or other types of covered securities that may conflict with the type of investments Acadian makes for our clients.

Despite making such a request of a broker or adviser, we cannot guarantee a response. In such instances, the Compliance Group will make a determination if an alternative source of receiving statements should be pursued, including requesting statements directly from the Access Person.

Duplicate investment account statements are typically not requested or received for the following types of accounts:

     o accounts in which individual stocks, bonds, Depositary Receipts, ETFs, and Acadian advised or sub-advised mutual funds cannot be purchased or sold;

     o accounts where the Access Person has no direct or indirect influence or control over transactions in the account; and

     o    Acadian's 401K and deferred compensation plan accounts.

C.   PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE

All Access Persons must strictly comply with Acadian's policies and procedures regarding personal securities transactions in covered securities including utilizing the appropriate Pre-clearance form.

PRE-CLEARANCE APPROVAL IS TYPICALLY ONLY EFFECTIVE ON THE DAY GRANTED.

Pre-clearance requests, once granted, are only effective until the close of the market on which the "cleared" security trades. If the trade is not executed before market close on the day the pre-clearance was requested and granted, then the request would need to be re-submitted the following day. For example, pre-clearance requests granted on Monday in the U.S. for a security trading in the U.S. are effective until the close of U.S. markets that Monday.

One exception relates to the pre-clearance of a security trading on a foreign exchange. A request to trade a security trading on a foreign exchange made after close of the exchange but prior to the reopen of the exchange for the next trading day would be approved until the close of that foreign exchange on the next trading day.

No one, including the Chief Compliance Officer, is authorized to approve his or her own trades.

D.   PRE-APPROVAL OF POLITICAL CONTRIBUTIONS

Each Acadian employee or consultant who is an Access Person must submit a written pre-approval form to a member of the Compliance Group and receive written compliance approval prior to making any political contribution to any "official" of a "government entity" regardless of

Updated as of January 2014                                                    21
contribution amount. Please refer to the Political Contributions section of the Code s for the definition of official, government entity, and additional details.

E.   QUARTERLY REPORTING OF TRANSACTIONS

Within 30 calendar days of each quarter end (i.e. end of April, July, October, and January) all Access Persons must submit a signed quarterly report to the Compliance Group to report either no reportable trading activity or all transactions involving covered securities in which they have direct or indirect Beneficial Ownership and the account in which the security was purchased or sold. A quarterly reporting form has been created for this purpose. You will be required to report any transactions in covered securities, including those that do not require pre-clearance under the Code (for example -- funds that are advised or sub-advised by an Acadian affiliate including those in an Acadian sponsored 401K account or deferred compensation plan). Please refer to the list of Old Mutual family affiliated funds posted on the Compliance section of the Acadian intranet for assistance with your reporting requirements.

F.   QUARTERLY REPORTING OF GIFTS AND ENTERTAINMENT

Each Access Person must submit a signed report to the Compliance Group within 30 calendar days of each quarter end (by April 30, July 30, October 31 and January 31) to report any gifts or entertainment provided to or received from any person or organization doing or seeking to do business with Acadian. Supervisor approval is required on any form where there is something to report.
 A report is required even if there is nothing to report but supervisor approval on such report is not required. A quarterly reporting form has been created for this purpose.

G.   QUARTERLY REPORTING OF POLITICAL CONTRIBUTIONS

Each Access Person must submit a signed report to the Compliance Group within 30 calendar days of each quarter end (by April 30, July 30, October 31 and January 31) to report any political contributions made to any official of a government entity as defined in the Code. A signed report is required even if there is nothing to report. A quarterly reporting form has been created for this purpose.

H.   ANNUAL REPORTING

By January 31 of each year, each Access Person must complete and submit to the Compliance Group a listing as of December 31 of the prior year of :

     (1) each investment account in which they have a direct or indirect interest in which a security can be purchased;

     (2) their investment holdings in covered securities including security name, share amount, price per share and principal amount;

     (3) a listing of all non-Acadian and non-investment related directorships or partnerships in which they are involved; and

     (4) a list of all political contributions made including candidate name, elected office, amount, and date.

     (5) Any other reports requested by the Compliance Group specific to the Access Person.

On an annual basis, each Access Person will also be required to provide written certification of their receipt of the Code of Ethics and an acknowledgement of their obligation to comply with its requirements.

Updated as of January 2014                                                    22

YEAR-END HOLDING REPORTS

Your year-end investment holdings report must contain ALL holdings in covered securities in ANY COVERED ACCOUNTS including those positions held in Acadian's 401K plan, and deferred compensation plan.

The only types of securities held within covered accounts that DO NOT require reporting on your year-end holding report are as follows:

     o    direct obligations of the U. S. government;

     o bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

     o shares issued by money market funds (domiciled inside or outside the United States); and

     o shares of open-end mutual funds that ARE NOT advised or sub-advised by Acadian or one of Acadian's affiliates, including all companies under the Old Mutual ownership umbrella.

H. NEW HIRE REPORTING

New Access Persons are required to file the following forms within TEN (10) BUSINESS DAYS of their hire date:

     a.   Initial Certification of Receipt of Code.

     b.   Initial Report of Reportable Investment Accounts.

     c.   Initial Report of Securities Holdings.

     d.   Access Person Partnership Involvement Relationship Report.

     e.   Access Person Report of Director/Relationship Involvement.

     f. Access Person Report of Political Contributions for prior two years from hire date (beginning in March 2011).

Copies of New Hire, Quarterly, Annual and the other ongoing reporting forms can be found on the Compliance sections of the intranet and via the Compliance section of the wiki.

I. REVIEW AND ENFORCEMENT OF PERSONAL TRANSACTION COMPLIANCE AND GENERAL CODE COMPLIANCE

The Compliance Group will periodically review personal securities transactions reports and other reports submitted by Access Persons. The review may include, but not limited to, the following:

     a. An assessment of whether the Access Person followed the Code and any required internal procedures, such as pre-clearance, including the comparison of the "Pre-clearance" forms to any account statements that may have been received from brokers, advisers or other sources;

     b.   Comparison of personal trading to any blackout period;

     c. An assessment of whether the Access Person and Acadian are trading in the same securities and, if so, whether clients are receiving terms as favorable as the Access Person;

     d. Periodically analyzing the Access Person's trading for patterns that may indicate potential compliance issues including front running, excessive or short term trading or market timing; and

     e. Any pattern of trading or activity raising the appearance that the Access Person may be taking advantage of their position at Acadian.

Before any determination is made that a code violation has been committed by an Access Person, the Access Person will have the opportunity to supply additional explanatory material. If the Chief Compliance Officer initially determines that a material violation has occurred, he will

Updated as of January 2014                                                    23
prepare a written summary of the occurrence, together with all supporting information/documentation including any explanatory material provided by the Access Person, and present the situation to Acadian's Executive Committee, and, if necessary, to the entire Board of Managers. Depending on the incident, Old Mutual's Legal and Compliance groups may become involved as well as outside counsel for evaluation and recommendation for resolution.

Acadian's CCO reports all Code violations and their resolution, regardless of materiality, to Acadian's Executive Committee at least quarterly. Further, if the CCO deems it necessary, a Code violation may also be reported to the full Board of Managers and the Board of Directors of any U.S. registered investment company for which Acadian acts as adviser or sub-adviser.

J.   CERTIFICATION OF COMPLIANCE

     1. INITIAL CERTIFICATION. Compliance with the Code is a condition of hire and ongoing employment at Acadian. Each Access Person is provided with a copy of the Code when hired and receives training on the Code from a Compliance Officer. Acadian requires all Access Persons to certify in writing that they have: (a) received a copy of the Code;
          (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code.

     2. ACKNOWLEDGEMENT OF AMENDMENTS. Acadian will provide Access Persons with any material amendments to our Code and Access Persons will submit a written acknowledgement that they have received, read, and understood the amendments to the Code. Acadian and members of our compliance staff will make every attempt to bring important changes to the attention of Access Persons.

     3. ANNUAL CERTIFICATION. All Access Persons and supervised persons are required annually to certify that they have received, read, understood, and complied with the Code.

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PART 5. ACCESS PERSON DISCLOSURES AND REPORTING
--------------------------------------------------------------------------------

Acadian has certain disclosure obligations to our clients and regulators. Each Access Person has an immediate and ongoing obligation to notify a Compliance Officer if any of the responses to the questions listed below are "yes" or become "yes" at anytime.

(1)  In the past ten years, have you:

     (a) been convicted of or plead guilty to nolo contendere ("no contest") in a domestic, foreign, or military court to any felony?

     (b)  been charged with any felony?

(2)  In the past ten years, have you:

     (a) been convicted of or plead guilty or nolo contendere ("no contest") in a domestic, foreign or military court to a misdemeanor involving: investments or an investment related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

     (b)  been charged with a misdemeanor listed in 2(a)?

3.   Has the SEC or the Commodity Futures trading Association (CFTC) ever:


Updated as of January 2014                                                    24

     (a)  found you to have made a false statement or omission?

     (b) found you to have been involved in a violation of SEC or CFTC regulations or statutes?

     (c) found you to have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

     (d) entered an order against you in connection with investment related activity?

     (e) imposed a civil money penalty on you or ordered you to cease and desist from any activity?

4. Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

     (a) ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?

     (b) ever found you to have been involved in a violation of investment related regulations or statutes?

     (c) ever found you to have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

     (d) in the past ten years, entered an order against you in connection with an investment related activity?

     (e) ever denied, suspended, revoked or otherwise prevented you from associating with an investment related business?

5.   Has any self-regulatory organization or commodities exchange ever:

     (a)  found you to have made a false statement or omission?

     (b)  found you to have been involved in a violation of its rules?

     (c) found you to have been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

     (d) disciplined you by barring or suspending you from association with other advisers or otherwise restricting your activities?

6. Has the authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

7.   Are you the subject of any regulatory proceeding?

8.   Has any domestic or foreign court:

     (a) in the past ten years, enjoined you in connection with any investment related activity?

     (b) ever found that you were involved in a violation of investment related statutes or regulations?

     (c) ever dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?


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9.   Are you now the subject of any civil proceeding that could result in a
     "yes" answer to item 8 above?

C.   RESPONSIBILITY TO KNOW THE RULES

Access Persons are responsible for their actions under the law and are therefore required to be sufficiently familiar with applicable federal and state securities laws and regulations to avoid violating them. Claimed ignorance of any rule or regulation or of any requirement under this Code or any other Acadian policy or procedure is not a defense for employee misconduct.

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PART 6. RECORD KEEPING
--------------------------------------------------------------------------------

Acadian will maintain the following records pertaining to the Code in a readily accessible place:

     o A copy of each Code that has been in effect at any time during the past five years;

     o A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

     o A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Access Person (these records must be kept for five years after the individual ceases to be an Access Person of Acadian);

     o    Holdings and transactions reports made pursuant to the Code;

     o A list of the names of persons who are currently, or within the past five years were, Access Persons;

     o A record of any decision and supporting reasons for approving the acquisition of covered securities by Access Persons including IPOs and limited offerings for at least five years after the end of the fiscal year in which approval was granted;

     o A record of persons responsible for reviewing Access Persons' reports currently or during the last five years; and

     o A copy of reports provided to the Board of Directors of any U. S. registered management investment company for which Acadian acts as adviser or sub-adviser regarding the Code.

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PART 7. FORM ADV DISCLOSURE
--------------------------------------------------------------------------------

Acadian will include on Schedule F of Form ADV, Part 2A a description of Acadian's Code and a description of conflicts identified with our investment process and operations. We will deliver a copy of Form ADV, Part 2A to each client annually and will provide a copy of our Code to any client or prospective client upon request.

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

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PART 8. ADMINISTRATION AND ENFORCEMENT OF THE CODE
--------------------------------------------------------------------------------

A.   EXCESSIVE OR INAPPROPRIATE TRADING

Acadian understands that it is appropriate for Access Persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that limits potential conflicts with the interests of any client account. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades, or other measures as deemed appropriate by the Compliance Group), may compromise the best interests of any client if such excessive trading is conducted during the workday or using Acadian resources. Accordingly, if personal trading rises to such dimension as to create an environment that is not consistent with the Code, such personal transactions may be brought to the attention of the Access Person's supervisor and may not be approved or may be limited by the Compliance Group.

B. TRAINING AND EDUCATION

NEW HIRES

Employment at Acadian is contingent upon compliance with the Code. Each new hire receives a copy of the Code and must sign an acknowledgement of receipt and understanding. A member of the Compliance Group will meet with each new hire within their first week of employment to review the Code and to respond to any questions.

ANNUAL

Mandatory annual Code training is required for all Access Persons. This training will be developed and led by members of the Compliance Group and will reinforce key sections of the Code as well as any other hot button areas as determined by business changes or regulatory focus.

C. EXECUTIVE COMMITTEE AND COMPLIANCE COMMITTEE APPROVAL

The Code will be submitted to Acadian's Executive Committee, as representatives of the Board of Managers, annually for approval. Any material amendments will also be sent to the Executive Committee for approval. Such approvals will also be obtained from the Compliance Committee.

D. REPORT TO THE BOARD(S) OF INVESTMENT COMPANY CLIENTS

At the frequency requested and in compliance with Rule 17j-1 of the Investment Company Act of 1940, Acadian will comply with any reporting requirements imposed by the Board of Directors of each of our U.S. registered investment company clients as well as any other reporting related to our Code requested by any client. A copy of our Code is provided to clients and prospects upon request. Reports typically provided to Fund Board's include a description of any issues arising under the Code since the last report, information about material violations of the Code, sanctions imposed in response to such violations, and any material changes made to the Code. Acadian will also provide reports when requested certifying that we have adopted procedures reasonably necessary to prevent Access Persons from violating the code.

E. REPORT TO SENIOR MANAGEMENT

The Chief Compliance Officer will provide a report on a quarterly basis to Acadian's Executive Committee noting any violations of the Code. Any material violations will be escalated promptly.

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

F. REPORTING VIOLATIONS AND WHISTLEBLOWING PROTECTIONS

Acadian is committed to fostering an environment of ethical and fair business conduct that requires all employees to act honestly and with integrity at all times. Employees are required to report to the Chief Compliance Officer or a senior manager all potential instances of serious malpractice, material violations of company policies, and material violations of the Code. Employees are required to cooperate fully with any and all investigations into such matters. Failure to adhere to these policies will be considered a violation of the Code and will subject the employee to disciplinary action including the potential for termination of employment.

Good faith reports of such potentially serious or material violations may be made without fear of retribution either directly to the Chief Compliance Officer or on a confidential basis via either a written statement in a sealed envelope or in any other way the Access Person feels is necessary to preserve his or her confidentiality. A report can also be made to the Old Mutual Fraud Hotline listed in section F below. These reports will be treated as confidential and the source of the report protected to the extent permitted by law provided that the "whistleblower" (1) genuinely believes that the knowledge or suspicions disclosed are true and relate to serious malpractice; and (2) that the communication is clear from the outset that a confidential "whistleblowing" disclosure is being made. All such reports will be investigated promptly and thoroughly and all legal requirements will be complied with.

G. FRAUD POLICY

All Acadian employees are expected to act legally, ethically, and with integrity at all times to safeguard our employees, resources, assets and reputation. The commission of a fraud of any kind is prohibited.

Fraud is defined to include any activity that involves dishonesty or deception that may result in financial loss or reputational damage, whether or not there is a personal benefit to the person committing the fraud. Examples of fraud may include embezzlement, deceit, collusion or conspiracy; bribery, corruption or abuse of office; theft; abuse or misuse of company property; misapplication or misappropriation of company funds; loss of assets; forgery or alteration of documents; false creation of records; and the destruction or disappearance of records.

The reporting of suspected or known fraud may be made and will be investigated in accordance with the Whistleblowing policies described in section 8(E) above and, if made in good faith, will be protected.

Suspected or actual fraud, or any "WHISTEBLOWING" matter, can also be reported via the OLD MUTUAL FRAUD HOTLINE. The hotline is available 24 x 7 and can be reached at 855-326-9742. Additionally, Old Mutual has established a website for confidential and anonymous reporting: www.reportlineweb.com/oldmutualholdings.

If the CCO or an Executive Committee member is suspected of fraudulent activity, and/or the employee is uncomfortable reporting the matter internally, this hotline can be used or Old Mutual Asset Management's General Counsel can be contacted directly.

H. SANCTIONS

Any violation of the Code may result in disciplinary action including, but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

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

I. FURTHER INFORMATION ABOUT THE CODE AND SUPPLEMENTS

Access Persons are encouraged to contact any member of the Compliance Group with any questions about permissible conduct under the Code.

Old Mutual's Anti-bribery and Corruption Risk Policy, Fraud Policy, Whistleblowing Arrangements and Sanctions Compliance policy are adopted as supplements to the Code.

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PERSONS RESPONSIBLE FOR CODE ENFORCEMENT
--------------------------------------------------------------------------------

     Chief Compliance Officer:                               Scott Dias
     Senior Compliance Officer:                              Cynthia Kelly
     Compliance Officer:                                     Alison Peabody
     Compliance Officer:                                     Kristin Will
     Compliance Officer:                                     Michael Kelsey

TRAINING AND CERTIFICATION

Training on Code requirements will be provided by members of the Compliance Group. Additional training on firm policies may also be provided by members of the Human Resources Group.

Acadian's Compliance Committee, Executive Committee, and our Board of Managers are also responsible for Code implementation and enforcement.

All Access Persons will be subject to annual Code of Ethics training. A copy the Code and any amendments will be provided to all Access Persons and supervised persons annually along with a request for a written acknowledgment of receipt and compliance.

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REPORTING FORMS
--------------------------------------------------------------------------------

All reporting forms referenced in the Code have been posted to the compliance section of the intranet and the compliance section of the wiki.

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QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

Do not hesitate to contact any member of the Compliance Group with questions.

Updated as of January 2014                                                    29